Sub Item 77I
Terms of new or amended securities
811-4338, Heritage Capital Appreciation Trust

The Heritage Capital Appreciation Trust ("the Trust") issued three new classes of shares in the Trust, Class I, Class R-3 and Class R-5 shares. The description of each class is incorporated by reference to the Trust's Post-Effective Amendment No. 30, as filed with the Securities and Exchange Commission on December 29, 2005 (Accession No. 898432-5-1046).